PROJECT SAN PAOLO

TRANSFER AGREEMENT

7 APRIL 2009

Alternative Solutions Word S.r.l.

and
Prime Sun Power Inc.

Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

CONTENTS

Schedule		Page

1.	Building Lease Call Option Contracts
2.	Lists of Lands	18
3.	Sample Technical project for the PV Plants
4.	DIAs

This agreement (the “Agreement”) is entered into on 7-4-09 between:

(1)
Alternative Solutions World S.r.l., an Italian Company with registered office in Milan, Via Verona n. 9, represented by its sole director Mr. Cristian D’Angiò, duly empowered to enter into this Agreement (the “Transferor”); and

(2)
Prime Sun Power Inc., an US Company with registered office at 104, Summit Avenue, Summit - NJ 07902-0080, represented by its Chief Operations Officer, Mr. Frank Jürgens, and its Chief Technology Officer, Prof. Cesare Boffa, duly empowered to enter into this Agreement (the “Transferee”).

The Transferor and the Transferee are hereinafter jointly referred to as the “Parties” and severally as the “Party”.

WHEREAS

(A)
The Transferor is a company specialized in the development of photovoltaic energy production plants and is currently involved in a project consisting of the construction of fifty eight individual PV Plants in the Lands located in San Paolo di Civitate (Foggia - Italy). In relation with this, the Transferor:

(i)
entered into the Option Contracts with the Landlords of each Land, obtaining the right to purchase - at the terms and conditions contained therein and subject to all necessary Permits being obtained - the relevant Building Lease for the construction and installation of the PV Plants; and

(ii)	developed the appropriate Plans for each PV Plant, with the main technical features as described in the sample project attached hereto as Schedule 3;

(iii)	acquired all the required Permits for the building and operation of all PV Plants.

(B)
The Transferor represented to the Transferee that, pursuant to Italian and Puglia’s Regional applicable laws and regulations, the construction and operation of the PV Plants shall not be subject to any mandatory environmental assessment (V.I.A Valutazione Impatto Ambientale or Autorizzazione Unica).

(C)	The Parties carried out appropriate verifications about the ownership of the Lands by the Landlords and ascertained that:

(i)	the Lands listed at numbers 26 to 30 in Schedule 2 are not currently registered with the Registro Immobiliare (“public register of real estates”) in the name of the relevant Landlords; and

(ii)
various Encumbrances, including mortgages, liens and diritti di livello (“Level Rights”) have been registered with respect to Lands listed at numbers 5, 6 and 8 to 26 in Schedule 2 before the signing of the Option Contracts.

(D)
The Transferor has represented to the Transferee his availability to, in the interest of the Transferee, (i) clear the Lands from any ownership problem and Encumbrance, if any, and (ii) carry out all the necessary activities to obtain the STMGs for each of PV Plants.

(E)
Subject to the attainment of the STMGs and based on the representations made by the Transferor, the Transferee is interested in entering into the project by acquiring from the Transferor all relevant rights relating to the Option Contracts, the Plans and the Permits in order to purchase the Building Leases from the Landlords relating to the Lands and to build and operate the fifty eight individual PV Plants according to the terms and conditions set forth in this Agreement (the “Project”).

IT IS AGREED as follows:

1.	DEFINITIONS

1.1	The Parties agree that, unless otherwise specified in this Agreement, the following terms and expressions shall have the following meaning:

“AEEG” means the Italian Autorità per l’ Energia Elettrica e il Gas established under law no. 481/1995.

“Agreement” means this Agreement together with its Schedules.

“Building Lease” means the diritto di superficie right under Articles 952 and following of the Italian civil code.

“Building Lease Contracts” has the meaning set out under Article 2.1 of this Agreement.

“Business Day/Days” means a day (except for a Saturday or a Sunday) on which banks are generally open in Foggia for normal business.

“Claim” means a claim, proceeding or other matter in respect of which the Transferor agreed to indemnify and hold harmless the Transferee under Article 9.1.

“Closing” means the performance by the Parties of all activities under Article 3.

“Completion” has the meaning set out under Article 5.3.

“DIAs” means the fifty eight Denuncia d’Inizio Attività (as per Articles 22 and following of the Presidential decree no 380/2001) filed by the Transferor with the Municipality for the PV Plants with the relevant Plans and attached hereto as Schedule 4.

“Encumbrances” means any claims, interest, option or pre-emption right or other rights of any parties, charges, pledges, mortgages, security, actions, liens, or any other encumbrances and the like, of any nature whatsoever.

“Final Verification” has the meaning set out under Article 5.1 of this Agreement.

“Key Persons” means the persons of (i) Mr. Cristian D’Angiò, born in Lendinara (RO) on 31-March 1979 and with residence in Via Verona n.9 Milano ; (ii) Mr. Alessandro D’Angiò, born in Lendinara (RO) on 31-March 1979 and with residence in C.da Zaccara Via per Palmori km 9 sp 21 Lucera (FG); (iii) Mr. Thomas Weis, born in Bolzano (BZ) on 26-Febbruary 1980 and with residence in via Penegal 24 Caldaro (BZ).

“Landlords” means the owners of the plots of land where the PV Plants will be built who signed the Option Contracts.

“Lands” means the plots of land located in the municipality of San Paolo di Civitate and listed in Schedule 2.

“Lands’ Clearance” means the full clearance of any ownership inconsistency with respect to the Option Contracts and the cancellation of any Encumbrance relating to the Lands listed in Premise (C) pursuant to Article 2.3 below.

“Liability” and/or “Liabilities” mean the amount of any loss, damages, sanctions, demands, claims, liabilities, costs, penalties, expenses and/or any other kind of damages, whether accrued or contingent.

“Municipality” means the municipality of San Paolo di Civitate, with seat in San Paolo di Civitate (FG - Italy), Largo Municipio, 1.

“Municipality Acknowledgement” has the meaning set out under Article 2.4 of this Agreement.

“Municipality Agreement” has the meaning set out under Article 2.4 of this Agreement.

“Option Contracts” means the Building Lease call option agreements entered into between the Transferor and the Landlords and attached to this Agreement as Schedule 1 hereto, as eventually modified and replaced as provided under Article 2.2.

“Permits” means all permits required to build and operate the PV Plants, including DIAs and any further permit, license, registration, filing, variance, exemption, consent, approval, franchise and authorization by or of any local, regional, public or governmental authority and/or any third party.

“Plans” means all the plans and technical documents of the PV Plants drafted by the Transferor, which have been developed the stage of progetto definitivo (“final plan”) and filed with the DIAs.

“Price” means the consideration to be paid to the Transferor at the terms and conditions contained in this Agreement pursuant to Article 6.

“Project” has the meaning as specified under Premise (E).

“Public Notary” means the public notary designated by the Transferee in Foggia.

“Public Incentives” means the awarding of the “Nuovo Conto Energia” feed-in tariff as provided by Ministerial Decree 19 February 2007 and AEEG’s resolution no. 90/2007.

“PV Plants” means the fifty eight individual photovoltaic energy production plants to be built on the Lands, having a nominal installed power of 0.996 MWp each and the minimum technical features and specifications described at Schedule 3.

“Signing” means the signing of this Agreement, together with all its Schedules.

“Schedules” means the schedules to this Agreement.

“STMGs” means all the necessary technical solutions - including the Soluzione Tecnica Minima Generale drafted by the competent energy grid manager - for the several connection of all the PV Plants to the local energy grid.

“Warranties” means the representations and warranties of the Transferor under Article 8.

2.	SCOPE OF THE AGREEMENT

2.1
Upon the terms and subject to the conditions set forth in this Agreement, at Closing, the Transferor undertakes to cause all the Landlords to enter into the Building Lease Contracts with the Transferee and to transfer to the Transferee, who accepts, the Permits and the Plans. Without prejudice for the right of the Transferee not to proceed to Closing, the Parties expressly agree that the Transferor shall not be liable in case it proves that is has performed all reasonable acts and taken all reasonable actions to obtain the entering into the Building Lease Contracts by the Landlords.

2.2
The Building Lease Contracts shall be in the form and shall contain the terms and conditions deemed appropriate by the Public Notary and satisfactory to the Transferee in order to obtain the registration of the Transferee’s rights under the Option Contracts in the name of the Transferee pursuant to Article 2645bis of the Italian civil code or in any other form as agreed by the Parties before Closing. It is understood that, except where differently agreed by the Parties before Closing, the terms and conditions contained in the Building Lease Contracts shall be fully consistent with those contained in the Option Contracts and, in addition, shall (i) be conditional with respect to the exercise of the call option (or call option-like) right by the Transferee and (ii) generally keep the Transferee free from any obligation unless such right is effectively and finally exercised. Upon execution of the Building Lease Contracts, the Transferee shall pay to the Landlords a lump-sum up to a maximum amount of [___]* per hectare, as a compensation for the notarial reproduction of the Option Contracts, provided that such compensation shall be deducted from the first rent to be paid to each of the Landlords should the Transferee subsequently acquire the relevant Building lease. All expenses related to the execution of the Building Lease Contracts shall be entirely borne by the Transferee.

At least 10 Business Days before the Closing, the Transferor will receive a copy of the Building Lease Contracts, which will be made at the Public Notary’s office.

2.3
With respect to the Lands listed in Premise (C), in respect to which the Parties has ascertained the existence of certain Encumbrances or inconsistencies, upon Signing, the Transferor shall start at its own expenses all necessary and reasonable procedures in order to obtain within the Final Verification from the Landlords the Lands’ Clearance or the express commitment in writing of the Landlords and the relevant counterparties (including banks) to obtain the full clearance prior or at Completion for all the Lands. In case the Lands’ Clearance or the above mentioned express commitment in writing is not obtained totally or partially by the Landlords prior to Closing, the Transferee shall have the right to postpone, at its sole discretion, the execution of the relevant Building Lease Contract, provided that the Transferor shall (i) immediately transfer to the Transferee the relevant Option Contract and (ii) cause the Building Lease Contract to be entered into by the Landlords upon request of the Transferee and within 10 (ten) Business Days from such request. The Transferor shall promptly notify the Transferee in writing upon full Lands’ Clearance or obtainment of the above mentioned commitments in writing. Without prejudice for the rights of the Transferee under Articles 5.2 and 13.2, the Parties expressly agree that the Transferor shall not be liable for damages in case it proves that is has performed all reasonable acts and taken all reasonable actions to obtain the Lands’ Clearance.

*This information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

2.4
The transfer of the DIAs shall be executed by means of written notification by the Transferor to the Municipality, according to applicable laws and regulations, duly notified for acknowledgement to the Municipality within five Business Days from Closing (the “Municipality Acknowledgement”). Prior to Closing, the Transferor shall enter into - in the interest of the Transferee and with respect to each DIAs - a new agreement with the Municipality providing for:

(a)
the obligation of the DIAs’ beneficiary to pay to the Municipality at the date of start of the building works relating to each PV Plant a lump sum up to [___]* for each PV Plant subject to all Permits been obtained. In case the works are not started prior to 31 December 2009, on or before such date and without joint liabilities between the Parties:

(i)	the Transferee shall anticipate, as an advanced and refundable payment, to the Municipality 50% of the above lump sum for each PV Plant; and

(ii)	the Transferor shall anticipate, as an advanced and refundable payment, to the Municipality the remaining 50% of such amount.

Upon (1) Completion and (2) starting of the building works relating to each PV Plant, the Transferee shall refund to the Transferor all amounts paid by the Transferor under point (ii) above with respect to such PV Plant.

The Municipality shall undertake to (1) repay to each Party within 31 December 2010 all advanced payments made with respect to the PV Plants for which the works are not started within such term, provided that the works are not started for reasons beyond the Transferee’s reasonable control (the Repayable Amounts) or (2) to deduct the Repayable Amounts from any amount due by the Transferee to the Municipality under letter (b) below, if any.

The Parties agree that all advanced payments made by the Transferor with respect to a PV Plant under this letter (a) shall be refunded by the Transferee to the Transferor in case (1) Completion occurs with respect to such PV Plant and (2) the building works relating to such PV Plant are not started by the Transferee notwithstanding the existence of all material preconditions including the Permits.

(b)
the obligation of the DIAs’ beneficiary to pay to the Municipality an yearly compensation of [___]* per year per each PV Plant starting from the date of entry into operation of the PV Plant and up until the duration of the Public Incentives;

(c)
the termination of the obligation under letter (b) above as from the date the DIAs’ beneficiary, directly or indirectly or through any third party, undertakes to build a factory producing and/or assembling solar panels and electrical components in the area;

(the “Municipality Agreement”).

2.5
The Parties expressly acknowledge that the Transferee shall have the right to exercise the option for the acquisition of the Building Lease for each Land totally or partially on the basis of the effective needs - which shall be consistent with the Plans - relating to each PV Plant and the relevant rent shall be calculated accordingly.

*This information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

3.	CLOSING

3.1
Closing shall take place at the offices of the Public Notary within 45 days from the Signing, or on such other date as the Parties may hereafter determine by mutual written agreement. In case Closing does not occur within this term, this Agreement shall be automatically terminated.

3.2	At Closing:

(a)
the Transferee and the Landlords shall execute before the Public Notary the Building Lease Contracts pursuant to Article 2.2 and subject to Article 2.3, accompanied by the notarial transcription needed for the registration of the relevant Transferee’s rights with the Registro Immobiliare (Italian public registry of real estates);

(b)	the Transferee shall pay to each Landlord with whom a Building Lease Contract has been entered into the lump-sum provided under Article 2.2;

(c)	the Transferor shall deliver to the Transferee originals of the DIAs, of any other Permit and Plan relating to the Project;

(d)	the Transferee shall pay to the Transferor the first instalment of the Price as provided under Article 6.1(a); and

(e)	the Transferor shall deliver to the Transferee the Municipality Agreement duly signed by the Municipality.

3.3
All actions and transactions constituting the Closing as described in this Article 3 shall be regarded for the purposes of the Closing as one and single transaction so that, at the option of the Party having interest to the carrying out of the specific action or transaction, no action or transaction shall be deemed to have taken place unless and until all other actions and transactions constituting the Closing shall have taken place as provided in this Agreement.

4.	POST-CLOSING OBLIGATIONS

4.1
Upon Closing, the Transferor shall start all necessary activities in order to accomplish all filings and procedures required to obtain the necessary STMGs for all the PV Plants and for their entire nominal power of 0.996 MWp each, and shall obtain the STMGs within the terms set forth below. To that purpose, the Transferor, upon issuance of written power of attorney to this effect by the Transferee in favour of the Transferor shall:

(a)
prepare, on behalf of the Transferee, all the appropriate requests and document in full compliance with the Italian applicable laws, rules and regulations (including the technical specifications envisaged by the latest AEEG’s regulations);

(b)	file such document on behalf of the Transferee with the competent energy grid manager;

(c)	take care of the procedure for the release of the STMGs, acting in full compliance with the procedural rules provided by the applicable laws, up until its final and positive completion.

The filing with the competent energy grid manager shall be completed/applied by the Transferor within the term of 30 days from Closing - or within any following term as granted by the Transferee at its sole discretion. The Transferor shall do its maximum efforts in order to get the STMG within the time foreseen by the law; in case of delays caused by the Authority or force majeure the Transferor will not be responsible.

4.2
In case the Lands’ Clearance is not obtained with respect to all or part of the Lands listed in Premise (C), the Transferor shall continue to perform all activities under Article 2.3 within the term set forth therein.

4.3	All costs and expenses relating to the activities provided under this Article 4 shall be entirely borne by the Transferor.

4.4
The Transferor shall promptly notify the Transferee in writing upon obtainment of all STMGs pursuant to Article 4.1 and full Land’s Clearance (or obtainment of the express commitments in writing pursuant to Article 2.3) (if applicable) and shall delivery to the Transferee all the relevant documents.

5.	FINAL VERIFICATION AND COMPLETION

5.1
From the date of receipt of the notice under Article 4.4 above and for a period of 20 Business Days starting from that date, the Transferee shall have the right to conduct a legal and technical due diligence to verify the correct and final and valid granting of the STMGs pursuant to Article 4.1 and, where applicable, the Land’s Clearance (the “Final Verification”). To this effect, the Transferor shall provide the Transferee and its advisors with full access to the STMGs and all other documents and information relating to the Lands’ Clearance and the Project as may be reasonably required by the Transferee.

5.2
Upon completion of the Verification to be made within the deadline term under Article 5.1, should any of STMGs be, totally or partially, not valid or any Lands’ Clearance be not fulfilled, also with respect to part of the PV Plants or the Lands, the Transferee shall have the right to, in addition to any other remedy provided for by the law:

(a)	terminate this Agreement in its entirety pursuant to Article 13.2 in case the number of non compliant PV Plants is higher than 8 (eight) PV Plants; or

(b)
proceed to the Completion only with respect to the PV Plants in relation to which the STMGs are fully valid or the Lands’ Clearance has fully occurred - eventually postponing Completion with respect to the other PV Plants.

5.3
Upon satisfactory completion of the Final Verification, the Transferee shall definitively acquire, by entering into appropriate public transfer deeds with the Landlords, all Building Leases or - in the case provided at Article 5.2(b) above - part of the Building Leases pursuant to the relevant Building Lease Contracts (the “Completion”). Completion shall occur within 20 days from the date the Final Verification is satisfactorily completed pursuant to the deadline term under Article 5.1. The Parties expressly agree that Completion shall be deemed to have occurred on the first day after the expiration of such term in case the Building Leases or - in the case provided at Article 5.2(b) above - part of the Building Leases are not entered into by the Transferee within such term and pursuant to the relevant Building Lease Contracts for any reason different from a breach by the Landlords’ of their obligations under the relevant Building lease Contract and directly attributable to the Transferee. In the event under Article 5.2(b) or should (i) any of the Landlords be in breach of its obligations under the Building Lease Contracts or (ii) the Lands’ Clearance is not performed by the Landlords at Completion, the Transferee shall have the right to postpone Completion with respect to the relevant PV Plants until all the relevant preconditions are satisfied.

5.4
The Parties agree that in case the Transferee decides not to proceed with Completion with respect to one or more PV Plants according to the above, Article 13.2 shall apply, mutatis mutandis and accordingly, with respect to such PV Plant provided that article 13.2(c) shall eventually apply pro rata and proportionally.

6.	PRICE

6.1	As consideration for the proper implementation of the Project, the Transferee shall pay to the Transferor a Price equal to [___]* as follows:

(a)	[___]* shall be paid in cash, as an advance payment, at Closing;

(b)
[___]* shall be paid in cash, upon filing of all the STMGs’ by the Transferor pursuant to Article 4.1, within 5 (five) Business Days from the receipt by the Transferee of the documents giving evidence of such filing.

6.2
The payment of the Price shall be made by irrevocable wire transfer in immediately available funds into the bank account of the Transferor, on or before the date the payment is due for value on that date. The details of the account shall be notified in advance by the Transferor to the Transferee. The Price will be subject to taxation, payable by Transferee pursuant to applicable laws and regulations.

7.	FURTHER OBLIGATIONS OF THE PARTIES

7.1
Before entering into the relevant contracts for the building of the PV Plants and in any case before starting the building works of the PV Plants, the Transferee shall do its best effort to enter into an arm’s length Engineering Procurement Construction (the “EPC”) contract concerning the PV Plants and into an arm’s length Operation & Maintenance (the “O&M”) contract of the PV Plants with the Transferor or any other company indicated by the latter, at terms and conditions which are customary for these kind of agreements, subject to approval by the financial institutions financing the Project.

7.2
Upon request of the Transferee, the Transferor shall provide directly or through any third party custody and surveillance services to the PV Plants on an arm’s length basis and at terms and conditions which are customary for these kind of services.

7.3
Should the Transferee, for any reason, do not enter into the EPC and O&M contracts with the Transferor and obtain from third parties better terms and conditions than those offered by the Transferor, the Transferee shall do its best efforts to cause such third parties to apply the same terms and conditions to the Transferor for other projects, similar to the Project and even if they concern the implementation by the Transferor of a single PV Plant of 1 (one) MW, in the Foggia territory.

*This information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

8.	REPRESENTATIONS & WARRANTIES

8.1
The Transferor represents and warrants to the Transferee that each of the statements set out below is true, accurate and complete in all material respects at the date of Signing and will also be true, accurate and complete at Closing and at Completion.

(a)	Capacity

(i)
The Transferor is a corporation validly existing under the laws of Italy with the requisite power and authority to enter into and perform, and has taken all necessary corporate actions to authorise the execution and performance of its obligations under this Agreement.

(b)	Permits:

(i)
the DIAs, are true, comprehensive, adequate and sufficient in order to allow the Transferee to legitimately and unconditionally build and operate the PV Plants in accordance with this Agreement and the Plans and without any further authorization procedure;

(ii)
no Permits, other than the STMGs or the transfer of DIAs or the permits listed in the STMGs (Preventivi) - provided that such permits as listed in the in STMGs (Preventivi) shall not prevent the right of the Transferee to build and operate the PV Plants according to this Agreement-, have to be required or obtained by the Transferee in order to build and operate the PV Plants in accordance with this Agreement and the Plans.

(iii)
no specific environmental assessment procedures (including the “Studio Impatto Ambientale” - SIA and/or the “Valutazione d’Impatto Ambientale” - VIA) have to take place with respect to the PV Plants for allowing their building and installation in accordance with this Agreement and the Plans;

(iv)	all plans of the PV Plants approved to obtain the Permits are designed in compliance with all the applicable laws and regulations;

(v)	the DIAs are freely and unconditionally transferable to the Transferee;

(vi)	in the best knowledge of the Transferor, there are not facts or circumstances which can cause directly the revocation of the DIAs;

(vii)
no amount of any nature whatsoever has to be paid by the Transferee to any public or private entity - or, in general, to any third party - for the availability of the Lands, the validity of the Permits and the right to build and operate the PV Plants, except for:

(A)	the rent to be paid to the Landlords under the Building Lease Contracts, and

(B)	the compensation eventually due to the Municipality pursuant to the Municipality Agreement.

(c)	STMGs:

(i)	at Completion, the STMG will be valid, executable and enforceable under Italian laws and regulations;

(ii)
as from the Completion date and for the entire period of their validity under the applicable laws and regulations, the connection of the PV Plants to the power grid will be possible as envisaged in the STMGs for their entire nominal power of 0,996 MWp each;

(iii)	in the best knowledge of the Transferor there are not facts or circumstances which may directly impede the issuance of the STMG.

(d)	Public Incentives:

(i)
the PV Plants, if built in accordance with the Permits within 14 months as from the date of Completion, will have the free and unconditional right to be awarded of the Public Incentives for their entire energy production.

(e)	Intellectual property and third party’s rights

(i)
all Plans, documents and information provided by the Transferor to the Transferee in relation to the Project, including reports and technical documents do not infringe any third party’s intellectual property right;

(ii)
the Transferor has not entered into any agreement, orally or in writing, with any third party which can affect or limit in any way the rights of the Transferee under this Agreement or the right of the Transferee to build and operate the PV Plants in accordance with this Agreement and the Plans.

(f)	Completeness of information:

(i)
all information contained in the Warranties and in the Schedules, as well as all information given to the Transferee also through its professional advisors during the negotiations prior to this Agreement and study of the Project, is true, fairly presented and there is no fact or matter which has not been disclosed which renders any such information untrue, incomplete or misleading and there is no fact or matter concerning the Transferor, the Project, the Option Contracts, the Lands, the PV Plants, the DIAs or the STMGs which has not been disclosed to the Transferee which should have been disclosed in the context of a good faith negotiation.

9.	INDEMNIFICATION

9.1
In addition and without limitation to any other remedy provided by applicable law, the Transferor agrees to indemnify and hold harmless the Transferee from any and all Liabilities suffered or incurred by the Transferee, as a result of or arising from:

(a)	any of the Warranties being totally or partially untrue, inaccurate, not complete or misleading; and

(b)	any Transferor’s breach of its obligation under this Agreement.

9.2
If the Transferee becomes aware of a matter or circumstance which is likely to give rise to a Claim, the Transferee shall give a written notice to the Transferor specifying that matter or circumstance in reasonable detail, and setting out such other facts as the Transferee deems necessary, as soon as reasonably practicable after it becomes aware of that matter or circumstance.

9.3
If any third party makes claim against Transferee directly or indirectly relating to any breach of the Warranties, the Transferee shall give notice to the Transferor describing the claim in reasonable detail, and setting out such other facts as the Transferee deems necessary, as soon as reasonably practicable after it becomes aware of such claim or threatened claim. In such case the Transferee shall, by taking into consideration the interests of the Transferor, take all reasonable measures to mitigate the amount of damages. These reasonable measures include e.g. the consultation between the Parties or their lawyers regarding the strategy to be used to defend the relevant third party or any settlement of such third party claims.

9.4
The indemnity obligations of the Transferor contained in Article 9 of this Agreement shall survive Completion until the end of the third year after Completion. It is agreed that, in the event of a Claim, the indemnity obligations contained in this Agreement, pursuant to which such Claim has been made, the corresponding limitation of liability in respect of any indemnification relating thereto and the corresponding guarantee therefore pursuant to this Agreement, will continue to survive, with regard to the specific matter subject to and for the amount of that specific Claim beyond the relevant terms indicated above, until the relevant Claim has been resolved pursuant to this Agreement. It is further agreed that in relation to each Claim, the liability of the Transferor in respect of such Claim shall in any event terminate if proceedings in respect of it have not been commenced within 1 (one) year after the giving of notice of that Claim as described in this Agreement.

10.	PENALTY CLAUSE

10.
In addition and without limitation to any other remedy provided by applicable law and for additional damages suffered by the Transferee, in case of breach by the Transferor of its obligations to perform the activities under Article 4.1 within the terms set out therein, the latter shall pay to the Transferee, according to Article 1382 of the Italian Civil Code, a penalty of [___]* per each day of delay until such obligations have been performed or the Agreement is terminated for whatsoever reason.

11.	FURTHER OBLIGATIONS OF THE PARTIES

11.1	After Closing and up until the completion of the Project, the Transferor shall continue providing the Transferee with appropriate support about the following:

•	advise the Transferee for all the relationships with the Municipality and any other local authority or market player; and

•	assist the Transferee in selecting the appropriate operation, maintenance and security policies to be adopted for the PV Plants after they’ve become operational.

11.2	The Transferee shall keep the Transferor as its sole representative in dealing with the Municipality, except in case of any breach by the Transferor of its obligations under this Agreement.

*This information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

11.3	The consideration for the obligations set forth at Article 11.1 above is included in the Price.

11.4	Any further activity carried out by the Transferor for and on behalf of the Transferee after Closing, upon explicit and separate engagement by the latter, will be paid separately.

12.	KEY PERSONNEL

12.1	The Transferor declares and undertakes not to allow any of the Key Persons to cease their current offices in its organization up until the Project completion.

12.2
Should any of the Key Persons cease his office in the Transferor’s organization as a consequence of facts beyond the Transferor’s control, it shall appoint a new officer with substantially equal (or greater) skills within 15 days from the officer’s cessation date.

13.	TERMINATION

13.1
Without prejudice to Article 9, in case of breach by the Transferor of any of its obligations under Article 4.1, the Transferee shall have the right to immediately terminate this Agreement by serving a written notice to the Transferor and without prejudice for any Transferee’s right for damages, including all costs and expenses incurred by the Transferee to implement the Project.

13.2
Without prejudice for the right of the Transferee to receive damages in case of breach of the Transferor’s obligations under this Agreement and without prejudice for what is provided under Article 9, in case (i) Completion does not occur - for any reason not depending on Transferee’s breach of its obligation under this Agreement - within 31 December 2009 (such term to be eventually postponed by the Transferee for a further period of up to 6 months at its sole discretion) or (ii) prior or at Completion any of the Warranties is materially untrue or incorrect, or (iii) the amount and the duration of the Public Incentives will be - prior or at Completion - respectively minor to the sum and to the period envisaged by the applicable laws and regulations at Signing, the Transferee shall have the right to immediately terminate this Agreement, with respect to all or part of the PV Plants, by serving written notice to the Transferor. Upon such termination:

(a)
any obligation of the Transferee under this Agreement, including - subject to letter (c) below - the obligation to pay the Price shall be considered totally or partially as the case may be as null and void; and

(b)
except in case of breach by the Transferor of any of its obligations under this Agreement or of the Warranties, the Transferee shall transfer back to the Transferor the rights under the relevant Building Lease Contracts or Option Contracts, as the case maybe, and the relevant DIAs, Plans and STMGs, where applicable, within 10 (ten) Business Days upon written request of the Transferor and prior payment of all relevant lump sums paid to the Landlords pursuant to Article 2.2; and

(c)
the Transferor, except in case such termination is caused by a breach of the Transferor’s obligations under this Agreement, shall have the right to retain - as compensation for the suffered costs and expenses - the Price eventually paid by the Transferee pursuant to this Agreement. It is understood that in case such termination is caused, directly or indirectly, by a breach of the Transferor’s obligations under this Agreement, the Transferor, without prejudice for any Transferee’s right for damages, shall immediately reimburse to the Transferee all payments made as Price and all costs and expenses suffered in relation to the Project, including the lump sums paid to the Landlords pursuant to Article 2.2 if not previously reimbursed under letter (b) above.

14.	CONFIDENTIALITY

14.1
Without the prior written consent of the other Party, the Parties expressly undertakes to treat as strictly confidential and not disclose to any third party, except to its affiliates, advisors and or third party to which the information have to be transferred for the implementation of the Project, this Agreement and its content as well as any information concerning the Project received in connection with the performance of the Agreement, provided that the Transferee shall be free to (i) make any public announcement on the Project without the need to obtain the prior agreement/authorization of the Transferor, (ii) to transfer any confidential information relating to this Agreement or the Project to its investors and to any third party directly or indirectly involved in the Project (including advisors, third party contractors, financial institutions and in general any third party to which the information have to be transferred for the implementation of the Project).

14.2	The confidentiality obligation provided under Article 14.1 above shall not apply to information which:

(a)	is or becomes publicly known through no wrongful act of one of the Party;

(b)	is received without restriction from a third party without breach of any obligation of non-disclosure;

(c)	is independently developed by one of the Party as shown to the satisfaction of the other Party by written records; or

(d)	is required to be disclosed under the applicable laws, rules or regulations or in order to duly perform the obligations provided in the Agreement.

14.3	The obligations contained in this Article shall survive for 5 (five) years after termination or ceasing of this Agreement.

15.	FORCE MAJEURE

15.1
According to Italian law, no Party shall be responsible for breach of its obligations under this Agreement in case such breach is directly caused by force majeure circumstances which are beyond the Parties’ reasonable control and cannot be overcome by them.

16.	NOTICES

16.1	Any notice or other document to be served under this Agreement shall be sent by registered mail, anticipated by fax or email, to the following addresses:

(a)	to the Transferor:

•	ASW S.r.l. - C.da Zaccara SP n. 21, Via Per Palmori Km 9 – 71036 Lucera (Foggia) – Cristian D’Angiò Fax: +39 0881 52 13 09;

(b)	to the Transferee:

•	PSP Inc. - European Headquarters, 4 Paradeplatz – 9 Tiefenhoefe, CH-8001 Zurich – Frank Jürgens – Fax : +41 43 544 80 89;

or at such other address each Party may have notified to the other Party in accordance with this clause.

17.	MISCELLANOUS

17.1	Entire Agreement

This Agreement (including any Schedule hereto) and the agreements, documents and instruments to be signed and delivered pursuant hereto or thereto, are intended to function as the final, complete and exclusive agreement among the Parties with respect to the Project and related transactions, and are intended to supersede all prior agreements, understandings and representations written or oral, with respect thereto and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral.

17.2	Amendments

No amendment, modification or waiver of any provision of this Agreement shall be valid and binding unless approved in writing by the Party against which such amendment, modification or waiver is invoked. No waiver of the Parties shall constitute a waiver of any other provision unless such waiver is otherwise expressly provided.

17.3	Severability

Any Article or other provisions of this Agreement which is or becomes illegal, invalid or unenforceable shall be severed from this Agreement, to the extent permitted under applicable law, and be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect the remaining provisions hereof and be replaced by a provision reflecting the intent of the Parties.

17.4	Language

The language of this Agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications must be in English unless otherwise agreed. However, where a term in Italian is given in italics or in italics and in brackets after an English term and there is any inconsistency the meaning in Italian shall prevail.

17.5	Fees

Except where this Agreement provides otherwise, each Party shall pay its own costs and fees relating to the negotiation, drafting, execution and implementation of this Agreement and of each document referred to in it.

17.6	Assignment

This Agreement and all related rights, interests, and obligations shall not be assigned by the Transferor without the prior written consent of the Transferee and any attempt of transfer or assignment of this Agreement by the Transferor without the consent of the Transferee shall be deemed void and with no effect.

The Transferee shall have the right to transfer and assign, totally or partially - and without any need to obtain the prior consent of the Transferor -  to any third party this Agreement and all related rights, interests and obligations, provided that the Transferee shall remain fully and jointly responsible with the transferee for the fulfilment by the transferee of all its obligations under this Agreement.

18.	GOVERNING LAW

18.1	This Agreement is governed by and shall be construed in accordance with Italian law.

19.	ARBITRATION

19.1
Unless settled by mutual agreement, any dispute whatsoever that might arise out of or in connection with the performance or the meaning of this Agreement or in connection with any other matter of whatsoever nature concerning this Agreement shall be submitted to arbitration and finally settled in accordance with and subject to the Rules of Arbitration of the Camera Arbitrale Nazionale ed Internazionale of Milan. The panel of arbitrators will be composed of three members, two of them appointed, each, by each Party and the third one, who shall act as Chairman, appointed jointly by the two appointed arbitrators or, in case of disagreement, by the Camera Arbitrale in the person of its Chairman.

19.2
Unless otherwise agreed in writing by the Parties, the arbitration will take place in Milan (Italy), in English language. The Parties acknowledge and agree that the laws of the Republic of Italy will apply to the arbitration.

19.3
The costs of the arbitration, including counsel’s fees and cost, will be assessed against the unsuccessful Party, will respect to any claim unsuccessfully disputed by the relevant Party, and the arbitrators shall make such costs allocation in their decisions.

***

THIS AGREEMENT has been signed by the Parties (or their duly authorized representatives) on the date stated at the beginning of this Agreement.

/s/ Dott. Cristian D’Angiò	/s/ Frank Jürgens
Dott. Cristian D’Angiò	Mr. Frank Jürgens
For and on behalf of ASW S.r.l.
/s/ Cesare Boffa
Prof. Cesare Boffa

For and on behalf of PSP Inc.

SCHEDULE 2

LIST OF LANDS

Plant		Cadastral references
number	Municipality	Folio	Particles	Landlords
1	San Paolo Civitate	7	88+96	Anna Maria Antonietta NISTA

2	San Paolo Civitate	7	88+96	Anna Maria Antonietta NISTA

3	San Paolo Civitate	7	83	Fernando Antonio Paolo MASOTANO

4	San Paolo Civitate	7	83	Fernando Antonio Paolo MASOTANO

5	San Paolo Civitate	13	147	Maria Pia NIRO

			9	Alfredo NIRO

6	San Paolo Civitate	13	147	Maria Pia NIRO

			9	Alfredo NIRO

7	San Paolo Civitate	13	147	Maria Pia NIRO

8	San Paolo Civitate	13	9	Alfredo NIRO

			147	Maria Pia NIRO

9	San Paolo Civitate	13	9	Alfredo Niro

			147	Maria Pia Niro

10	San Paolo Civitate	13	9	Alfredo Niro

11	San Paolo Civitate	13	9	Alfredo NIRO

12	San Paolo Civitate	13	147	Maria Pia NIRO

			148	Agroalimentare Faugno

13	San Paolo Civitate	13	148	Agroalimentare Faugno

14	San Paolo Civitate	13	148	Agroalimentare Faugno

15	San Paolo Civitate	13	9	Alfredo NIRO

16	San Paolo Civitate	13	9	Alfredo NIRO

17	San Paolo Civitate	13	9	Alfredo NIRO

18	San Paolo Civitate	13	9	Alfredo NIRO

19	San Paolo Civitate	13	9	Alfredo NIRO

20	San Paolo Civitate	13	49	Cataldo ALTIERI (proprietà) Ernestina PELUSI (usufrutto)

21	San Paolo Civitate	13	49	Cataldo ALTIERI (proprietà) Ernestina PELUSI (usufrutto)

22	San Paolo Civitate	13	48+49	Cataldo ALTIERI (proprietà) Ernestina PELUSI (usufrutto)

23	San Paolo Civitate	13	48+49	Cataldo ALTIERI (proprietà) Ernestina PELUSI (usufrutto)

24	San Paolo Civitate	13	48+49	Cataldo ALTIERI (proprietà) Ernestina PELUSI (usufrutto)

25	San Paolo Civitate	13	48+49	Cataldo ALTIERI (proprietà) Ernestina PELUSI (usufrutto)

26	San Paolo Civitate	10	386	Roberto ALTIERI

			387, 388, 405	?

27	San Paolo Civitate	10	405, 406, 407	?

28	San Paolo Civitate	10	390, 391, 392	?

29	San Paolo Civitate	10	17, 19, 390, 391, 392, 399, 400, 409, 410, 411	?

30	San Paolo Civitate	10	395	?

31	San Paolo Civitate	8	95+96+97	Caterina ALTIERI

32	San Paolo Civitate	8	87+88+89+95+96+97	Caterina ALTIERI

33	San Paolo Civitate	8	214+219	Luigi Antonio ALTIERI

34	San Paolo Civitate	8	219+227	Luigi Antonio ALTIERI

35	San Paolo Civitate	8	215+220	Teodoro ALTIERI

36	San Paolo Civitate	8	220+228	Teodoro ALTIERI

37	San Paolo Civitate	8	215+220	Teodoro ALTIERI

			216+221	Antonio Luigi ALTIERI (n. 1960)

38	San Paolo Civitate	8	220+228	Teodoro ALTIERI

			221+229	Antonio Luigi ALTIERI (n. 1960)

39	San Paolo Civitate	8	216+221	Antonio Luigi ALTIERI (n. 1960)

			293+297	Fernando Michele ALTIERI

			294+298	Giancarlo ALTIERI

40	San Paolo Civitate	8	221+229	Antonio Luigi ALTIERI (n. 1960)

			293+295	Fernando Michele ALTIERI

			294+296	Giancarlo ALTIERI

41	San Paolo Civitate	8	218+223	Roberto ALTIERI

			294+298	Giancarlo ALTIERI

42	San Paolo Civitate	8	223+232	Roberto ALTIERI

			294+296	Giancarlo ALTIERI

43	San Paolo Civitate	8	206+224+225	Antonio Luigi ALTIERI (n. 1958)

			218+223+226	Roberto ALTIERI

44	San Paolo Civitate	8	223+232	Roberto ALTIERI

			224+225+233	Antonio Luigi ALTIERI (n. 1958)

45	San Paolo Civitate	8	206+225+239	Antonio Luigi ALTIERI (n. 1958)

46	San Paolo Civitate	8	186+225+233+239	Antonio Luigi ALTIERI (n. 1958)

47	San Paolo Civitate	8	208	Antonio Luigi ALTIERI (n. 1949)

48	San Paolo Civitate	8	208	Antonio Luigi ALTIERI (n. 1949)

			209	Cataldo ALTIERI

49	San Paolo Civitate	8	208	Antonio Luigi ALTIERI (n. 1949)

			209	Cataldo ALTIERI

50	San Paolo Civitate	8	208	Antonio Luigi ALTIERI (n. 1949)

			209	Cataldo ALTIERI

51	San Paolo Civitate	8	209	Cataldo ALTIERI

			210	Antonio Luigi ALTIERI (n. 1960)

			211	Giancarlo ALTIERI

52	San Paolo Civitate	8	209	Cataldo ALTIERI

			210	Antonio Luigi ALTIERI (n. 1960)

			211	Giancarlo ALTIERI

53	San Paolo Civitate	8	209	Cataldo ALTIERI

			210	Antonio Luigi ALTIERI (n. 1960)

			211	Giancarlo ALTIERI

54	San Paolo Civitate	8	209	Cataldo ALTIERI

			210	Antonio Luigi ALTIERI (n. 1960)

			211	Giancarlo ALTIERI

55	San Paolo Civitate	8	211	Giancarlo ALTIERI

			212	Roberto ALTIERI

56	San Paolo Civitate	8	211	Giancarlo ALTIERI

			212	Roberto ALTIERI

57	San Paolo Civitate	8	212	Roberto ALTIERI

			213+237	Caterina ALTIERI

58	San Paolo Civitate	8	212	Roberto ALTIERI

			213+237	Caterina ALTIERI